Exhibit 10.1

August 1, 2013

Daniel Ferris

President

Virtus Oil and Gas Corp.

29 Farmington, Nr

Cheltenham, Gloucestershire, GL54 3ND,

United Kingdom

Dear Dan:

It was a pleasure to meet with you and learn about your business over the past couple of weeks. It is our understanding that Virtus Oil and Gas Corp. (the "Client" or "Virtus") would like to retain Clear Financial Solutions, Inc. (the "Firm") to provide it with Contract CFO services. We have prepared this proposal (hereinafter referred to as the "Agreement") based upon our understanding of your needs. If this Agreement meets with your expectations, you will need to sign in the space below demonstrating your acceptance thereto.

You have requested that we perform contract CFO services for your company. We anticipate that these services will be performed by Steven M. Plumb, CPA and the staff of the Firm. The standard billing rates for our partners and staff are as follows:

Partner Level	$250 per hour
Manager level	$125-$175 per hour
Staff Level	$100 per hour
Bookkeeper	$65 per hour

You have also requested that we begin providing Chief Financial Officer Services. We will assist you in the following areas:

➢ Prepare Financial Statements for SEC filings;

➢ Review monthly financial statements;

➢ Oversee internal controls;

➢ Provide advice on the application of Generally Accepted Accounting Principles; and

➢ Other projects as requested by management

Firm reports to the Chief Executive Officer and to the Audit Committee of the Board of Directors. If an Audit Committee is not in place then the Firm reports to the Board of Directors. Firm has the responsibility, authority and freedom to report to the Audit Committee independent of management.

Please be aware, however, that none of the services provided can be relied upon to detect errors, irregularities, or illegal acts that may exist. However, we will inform the appropriate level of management of any errors that come to our attention or any irregularities or illegal acts that come to our attention.

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August 1, 2013

Compensation

CFO Services

You have indicated that you would like to utilize 22.5 hours per month of Mr. Plumb's time. Accordingly, we will these services for an initial fee of $4,500 thousand five hundred dollars) per month. Client agrees that the initial fee will be evaluated each three months and adjusted by a mutual agreed upon amount based upon the amount of time and effort to meet Client's needs. Time is billed in one half-hour increments.

Oil and Gas Investment Opportunities

Mr. Plumb and Jerry Walters may from time to time bring oil and gas investment properties to the attention of Client. Client will assign a 1% carried interest to Steven Plumb and a 1% carried interest to Mr. Walters on each oil and gas investment prospect that Mr. Plumb or Mr. Walters brings to the Client and in which the Client invests.

Virtual Office

Firm will provide Client with an office address, telephone and fax services for $600 per month.

In addition, Client will reimburse Firm for reasonable expenses such as travel, mileage, photocopies, long distance, Edgarizing, postage and supplies.

From time to time the Firm may bring technology or transactions to the attention of the Client. If a transaction occurs as a result of these efforts, the Firm will be paid a fee equal to 5% of the value of the technology or transaction.

Client agrees to allow Firm to announce them as a new client in the Firm's newsletter.

All invoices are due 15 days from the date of the invoice. Interest will be charged on invoices older than 15 days at the rate of 1.5% per month.

Confidentiality

From time to time the Firm may bring technology or transactions to the attention of Client. This information will be treated as confidential and may not be shared with other parties for a period of three years without the express written consent of the Firm. In addition Client agrees that all communications regarding the aforementioned technology or transactions are to be made with the Firm without the express written consent of the Firm.

The Firm and its agents agree to treat the Client's information as confidential for a period of three years.

Other

The Firm has not been engaged to provide, nor will it provide, any attestation services, such as auditing, review or compilation services under this contract except that Steven M. Plumb has agreed, as CFO of the Company, to execute the Certifications required by Forms 1O-K and 10-Q as pursuant to the requirements of the Securities Exchange Act of 1934 and Section 302 of the Sarbanes-Oxley Act of 2002, if applicable.

We will make every effort to enable Client to make timely filings of SEC and exchange required documents (the "Filings'). Accordingly, Firm will provide Client with a checklist and timeline prior to initiating work on any Filings Client agrees to adhere to Firm timeline for each Filing and provide complete and accurate information in accordance with the timeline and checklist.

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August 1, 2013

Client and its subsidiaries or affiliates, agree not to solicit for employment or outside contracting any employee or contractor of the Firm. Client must request permission from the Firm to discuss possible employment opportunities with a Firm employee or contractor. If Client hires an employee or contractor of the Firm without seeking permission to speak to the Firm contractor or employee, Client will pay the Firm a fee equal to the 100% of the annual full time compensation of the employee or contractor hired by the Client If Client seeks permission to speak to a Firm employee or contractor prior to initiating conversations with said employee or contractor, and Client subsequently hires the Firm employee or contractor, Client will pay Firm a fee of 75% of the annual full time compensation of the employee or contractor. Any fees due under this clause are payable prior to the first day of employment of the Firm employee or contractor with Client.

The effective date of this contract is the date first referenced above and is for a period of one year. If the Client cancels the contract or fails to perform for any reason, then it shall pay the Firm damages equal to the balance that it would have paid had the contract been fully performed. Unless canceled by either party with written notice sixty (60) days prior to the end of the contract, the contract will automatically renew for another twelve (12) month period based upon our standard fees schedule at the time of renewal. The contract will roll over automatically until canceled in writing by either party within sixty (60) days notice prior to the end of the contract. The retainers will be applied to the last month's billing. Should the contract be renewed, the applicable retainer shall be rolled forward and will apply to the last billing of the renewed contract. If the Firm is unable to perform due to circumstances beyond its control, then the Firm is released from this contract and the Firm has no liability under this Agreement.

Guarantee

Firm represents and warrants to Company that all seNices, work and deliverables to be performed hereunder shall be performed in a professional and workmanlike manner to the highest industry standards. Firm makes no guarantees or representations regarding any particular result or outcome based on services provided.

Other Matters

Based upon the terms and conditions contained in this Agreement, you are engaging Firm to perform business and management consulting seNices at such places and times as may be reasonably agreed to by Firm. It is expressly understood and agreed that no provisions of this Agreement, nor any act of the parties, shall be interpreted to create any relationship between Firm and Client other than that of independent contractor. Each party agrees to keep confidential the proprietary information of the other party that may be learned during the course of providing or receiving seNices under this Agreement. Firm agrees he will not disclose any proprietary or confidential information acquired from the Company under this Agreement, including trade secrets, business plans and confidential or other information which may be proprietary to the Client. This Agreement shall commence on first date referenced above and shall continue indefinitely until such time as either Firm or the Client terminates the Agreement as provided below. Client shall process payments to Firm bi-weekly for all undisputed invoices presented by Firm under this Agreement but in no case shall Firm be paid later than thirty (30) days after the receipt of such undisputed invoices.

In the case of a dispute, such representative as the Client may designate will discuss the controversial items with Firm and attempt to resolve the dispute. The parties will attempt to resolve any controversy or claim arising out of this Agreement by mediation prior to commencing any legal action. The maximum recovery for any damages attributable to work performed, regardless of the cause of action, vvill be limited to the return of unearned fees paid to Firm.

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August 1, 2013

The parties agree that this Agreement constitutes the entire Agreement between the Client and the Firm and that it supersedes any and all prior or contemporaneous Agreements between the parties, either written or oral, with respect to the transactions contemplated within this Agreement. This Agreement may be modified or amended only by an instrument in writing and signed by all the parties to this Agreement. Any waiver of the terms and conditions of this Agreement must be in writing and signed by all the parties to this Agreement and any such waiver will not be construed as a waiver of any other terms and conditions of this Agreement. A waiver by either party as to any particular breach will not constitute or be considered as a waiver of any similar or other breach or default thereafter.

The Client expressly understands and agrees that the Firm, or any of its employees, will not be prevented or barred from rendering services of the same nature as or a similar nature to those described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation or entity other than the Client regardless of the nature of the business of the other person, The Client understands and agrees that the Firm will not be prevented or barred from retaining other persons or entities to provide services of the same nature as or similar nature to those described in this Agreement or of any nature whatsoever.

This Agreement is governed exclusively by Texas substantive law without reference to Texas choice of law rules. The parties agree that all disputes arising out of or related to this Agreement must be litigated in the state district courts of Harris County, Texas, which the parties agree shall be the exclusive forum for any and all litigation between them. The Client expressly agrees that it is subject to personal jurisdiction in Texas for any and all disputes between the parties. The Client further agrees that subject matter jurisdiction for any and all disputes between the parties lies exclusively in the Texas state courts.

Please indicate your acceptance of the above understanding by signing below. A copy is enclosed for your records. If your needs change during the year, the nature of our services can be adjusted appropriately. Likewise, if you have special projects with which we can assist, please let us know. We look forward to a long-term and mutually-beneficial relationship with Virtus.

Sincerely,

Clear Financial Solutions, Inc. by

/s/ Steven M. Plumb, CPA

Steven M. Plumb, CPA

Reviewed and accepted:

/s/ Daniel Ferris                                                   Date: 8/1/13

Daniel Ferris

President

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